Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES PROVIDES YEAR-END UPDATE

Success with Refined Coal Installations and New EPA Mercury Regulations

Create Significant Opportunities for 2012

Highlights

•	26 Refined Coal Facilities Placed-in-Service in 2011

•	ADA Expects RC Facilities to Generate Pre-Tax Income of up to $50 Million Per Year by End of 2012 for the Next 10 Years

•	Initial Cash Flows from New RC Facilities Expected in Q1 2012

•	EPA Estimates that the Market for Emission Controls to Meet New Regulations on Power Plants Will Exceed $9 Billion Per Year

LITTLETON, CO – December     , 2011 – ADA-ES, Inc. (NASDAQ:ADES) (“ADA”) today announced that Clean Coal Solutions, LLC (“Clean Coal”) has successfully met its previously stated goal of installing and operating a total of 26 new Refined Coal (“RC”) facilities in 2011. Clean Coal, ADA’s joint venture with an affiliate of NexGen Resources Corporation and an affiliate of The Goldman Sachs Group, Inc., is marketing two different technologies, CyClean and M45, both of which reduce emissions of NOx and mercury, and qualify for IRS Section 45 tax credits of over $6.33 per ton of coal.

The tax extensions passed in December 2010 by Congress provided ADA with a 12–month window ending December 31, 2011 in which to market, design, fabricate, and install new facilities to produce RC. Clean Coal has vastly exceeded its initial goals by installing and operating 26 new RC facilities, including both CyClean and M45 technologies. The Company believes that the initial operations conducted at all 26 facilities satisfy the “placed-in-service” requirements, meaning that they are qualified to produce RC and generate IRS Section 45 tax credits for the next 10 years.

After the initial “placed-in-service” requirements are met, it takes an average of approximately six months to obtain permits for full-time operation, secure necessary approvals from Public Utility Commissions, and negotiate and complete all necessary contracts. With two existing RC facilities, and 26 new facilities, Clean Coal will have the capacity to produce a total of more than 40 million tons of RC per year. By the end of 2012, ADA expects to be generating pre-tax income of up to $50 million per year after payments to minority partners for the remaining life of the tax credits. Cash flows from the first few new facilities are expected to begin in the first quarter of 2012.

Mercury and Air Toxics Standard

On December 21, 2011, EPA announced the Mercury and Air Toxics Standard (“MATS”) which will require over 1200 coal-fired power boilers to reduce emissions of mercury and other hazardous air pollutants. The mercury emission limit of 1.2 lb/TBtu will require capturing 80% to 90% of the mercury from the burning of coal. ADA has three different technologies capable of meeting this limit: Activated Carbon Injection (“ACI”) systems; Enhanced Coal; and RC.

The Company believes that the earliest revenues to be generated by the MATS will come from contracts for ACI systems. ADA estimates that the new regulation will create a $500-600 million market for ACI systems, where the Company has historically maintained a 35% market share. The MATS will also require reduction of acid gases such as hydrochloric acid (“HCl”). ADA provides dry sorbent injection (“DSI”) systems to control this pollutant. DSI systems cost $2-3 million for each boiler and EPA estimates that approximately 200 systems will be required by the industry to meet the new regulations.

For the past several months, ADA has responded to a number of Requests for Proposals (“RFPs”) from power companies for ACI and DSI systems in anticipation of the regulation. Announcements of awards from several of these RFPs are expected in the first quarter of 2012 now that the regulation has been finalized.

Dr. Michael Durham, President and CEO, stated, “We are very optimistic about the opportunities for significant cash flows in 2012. The installation of 26 new RC facilities has exceeded our initial expectations, and created a solid foundation for a stronger financial future for the company over the next ten years. In addition, we expect that the MATS regulation is going to create new markets for our other emissions control products that can help our customers comply with these regulations. With a 50% increase in staff over the past year and over $30 million in cash, we feel that we are in a very strong position to successfully compete in this dynamic market. Above all, we are proud to develop and supply technology which will reduce the emission of harmful pollutants, potentially making a long- term impact on the health of all Americans.”

Pritchard Capital Energize 2012 Conference

Dr. Durham and Mark McKinnies, Senior Vice President and CFO, will be presenting at the Pritchard Capital Energize 2012 Conference on Wednesday, January 4, 2012. The conference will be held at The Westin Market Street Hotel in San Francisco, CA, with ADA’s presentation taking place at 4:35 pm Pacific Time. The presentation web cast and a copy of the slides will be available via the Investor Information section of ADA’s website www.adaes.com. The presentation slides will also be filed as a Current Report on Form 8-K with the U.S. Securities and Exchange Commission on or before January 4, 2012.

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

•	We supply activated carbon (“AC”) injection systems, mercury measurement instrumentation, and related services.

•

Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced Powder River Basin (“PRB”) coal with reduced emissions of mercury and other metals.

•

Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented refined coal technology, CyClean, to enhance combustion of and reduce emissions from burning PRB coals in cyclone boilers and expect to provide our patent pending refined coal technology M-45 which both reduce emissions of NOx and mercury in coal fired boilers.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

This press release contains and the presentation referenced in this press release will include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a "safe harbor" for such statements in certain circumstances. The forward-looking statements include, but will not be limited to, statements or expectations regarding future contracts, projects, demonstrations and technologies; amount and timing of RC production, revenues, earnings, operating income, cash flows and other financial measures; our ability to capitalize on and expand our business to meet opportunities in our target markets and profit from our proprietary technologies; scope, timing and impact of current and anticipated regulations and legislation; future supply and demand; the ability of our technologies to assist our customers in complying with government regulations; and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws and regulations, government funding, prices, economic conditions and market demand; timing of regulations and any legal challenges to them; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start-up and operational difficulties; inability to commercialize our technologies on favorable terms; our inability to ramp up operations to effectively address expected growth in our target markets; failure of CCS’ leased facilities to continue to produce coal which qualifies for IRS Section 45 tax credits; termination of the leases for such facilities; decreases in the production of RC by the lessee; seasonality; failure to monetize the new CyClean and M45 facilities; issues arising out of CCS’s due diligence review of the M45 technology and our inability to negotiate, execute and close on definitive agreements for the license of the M45 technology to CCS; availability of raw materials and equipment for our businesses; loss of key personnel; intellectual property infringement claims from third parties; and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contact:
ADA-ES, Inc.	-or-	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President		The Equity Group Inc.
Mark H. McKinnies, Senior VP & CFO		www.theequitygroup.com
(303) 734-1727		Devin Sullivan, (212) 836-9608
www.adaes.com		DSullivan@equityny.com

Thomas Mei, (212) 836-9614
TMei@equityny.com